EXHIBIT 14.1

The Republic Corporation & Subsidiaries
Houston, Texas

Code of Ethics Policy

General Policy Statement

We, the Board of Directors of The Republic Corporation (“Corporation”), adopt this Code of Ethics Policy to guide the directors, officers, and employees of the Corporation and its subsidiaries regarding the ethical standards that we expect these individuals to follow in their personal and business conduct. It is our intent to conduct our business according to the highest ethical standards to merit the complete confidence and trust of our customers, stockholders and the general public. The Corporation’s directors, officers, and employees must assume responsibility for their personal and business conduct so that it does not harm the Corporation’s reputation as a responsible financial services organization and public company.

Compliance with Laws and Regulations

We expect the directors, officers, and employees (collectively referred to as “Insiders”) of the Corporation and its subsidiaries to fully comply with the requirements of applicable laws and regulations. Particularly, as a public company, we intend to, and expect the Corporation’s insiders to comply with the requirements of the Sarbanes-Oxley Act of 2002. We expect the Corporation’s insiders to use good judgment and high ethical standards in their personal and business conduct. In addition, we expect those individuals to avoid illegal, dishonest, or unethical conduct.

Policy Administration

Each insider is responsible for being familiar with the Code of Ethics. Executive officers shall be responsible for appropriately advising the Corporation’s employees about the requirements of the Code of Ethics and monitoring subordinate staff for compliance.

Executive officers are responsible for implementing the Code of Ethics and taking appropriate corrective action where necessary. Any officer or employee violating provisions of the Code of Ethics may be dismissed from employment. Any director violating the provisions of this Code of Ethics may be subject to removal by the other directors and/or the stockholders.

Conflicts of Interest

Policy

A conflict of interest is defined as an insider’s involvement in outside businesses which might either conflict with the insider’s duty to the Corporation or adversely affect the individual’s judgment in the performance of his or her responsibilities. Our policy prohibits Corporate insiders from engaging in personal conduct that will conflict with the interests of the Corporation. In addition, we believe it is important to avoid even the appearance of a conflict of interest since this may damage the Corporation’s reputation.

Acceptance of Gifts

Insiders and their immediate family shall not solicit, accept, or retain a personal benefit from:

•	Any Bank customer,

•	Any individual or organization doing or seeking to do business with the Bank, or

•	Any other individual or organization based on a relationship with the Bank or Corporation.

A personal benefit shall include any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee, compensation, or anything of monetary value.

Certain exceptions to this general rule may be acceptable if there is not, and there appears to be not, a reasonable likelihood of improper influence on the insider’s performance of his or her duties for the Corporation. The personal benefit may not exceed the value of the following:

•	Normal business courtesies, such as a meal or entertainment, involving no more than ordinary amenities;

•	Non-cash gifts of nominal value such as those received at holiday time or special occasions that represent expressions of friendship;

•	Gifts based upon kinship, marriage, or social relationships entirely beyond and apart from any business relationship;

•	Unsolicited advertising and promotional material of nominal value; and

•	Awards given by charitable, educational, civic, or religious organizations for meritorious contributions or service.

Any insider receiving a personal benefit, other than for the exceptions listed above, must report the benefit to our holding company’s Chief Executive Officer (“CEO”) or other appropriate official as provided in the “Reporting Requirements” section of this Policy.

We recognize that federal law makes it a crime for any insider of a federally insured bank or bank holding company to ask, solicit, accept, receive, or agree to receive anything of value from anyone as part of any business transaction with the Bank. The Bank Bribery Act requires that the insider have a corrupt intent for this to be considered a crime. We also acknowledge that the penalty for violating this law is a fine, or imprisonment, or both. Any improper payment should be immediately reported to the holding company’s CEO or other appropriate official.

Political Contributions

The Bank is prohibited from making a contribution or expenditure in any federal or state election. We prohibit any insider from making any direct or indirect contribution of Bank funds or other Bank property for the election of any candidate for any political office. This prohibition includes the use of our Bank’s corporate facilities and equipment for any political activity.

The Bank may make a loan to a candidate for political office or a political action committee if the loan is made in the ordinary course of business and complies with the Bank’s Loan Policy.

An insider may participate in political activities as an individual, but not as a representative of the Bank. To avoid any misunderstanding, the insider may not use the Bank’s name or address in any political advertisement or campaign literature. Insiders may make personal contributions to candidates or political action committees as they so desire.

Civic and Charitable Activities

Insiders may participate in non-profit social, civic, or philanthropic activities. Each insider should notify the holding company’s CEO or other appropriate official if the insider must obtain prior approval to represent the Bank as part of these activities.

Outside Employment

We discourage Bank officers and employees from holding outside employment. A written request to the Bank’s CEO for prior approval in those cases where the officer or the employee believes it is justified. The CEO may not approve any outside employment or activity that might:

•	Subject the Bank to criticism,

•	Encroach upon regular working hours,

•	Interfere with the officer’s or the employee’s regular duties, or

•	Necessitate that the officer or employee work such long hours that it affects that individual’s productivity.

Any other financial institution, except the holding company, may not employ the bank officers or employees. The CEO may not have any outside employment, except that he or she may also work for the holding company.

Personal Finances

Each insider should conduct his or her financial affairs in a manner that is above criticism. Insiders and their immediate families should borrow only from reputable organizations that regularly lend money. In addition, the insider’s borrowings must be based on the prevailing interest rate and not involve any type of preferential treatment. Bank executive officers who borrow from another bank or financial institution must report their indebtedness to the Bank within ten (10) days. For this purpose, Bank executive officers are only those policy-making officers specifically appointed by Board Resolution. Bank officers and employees are not permitted to borrow money from their co-workers and should discuss any financial emergency with the CEO. Insiders may borrow money from relatives without restriction.

Bank officers and employees should not sign on customer’s accounts, act as deputy or co-renter of customer’s safe deposit boxes, or otherwise represent customers, except when the customer is related to the employee by blood or marriage.

Personal Investment Activity

Insiders may not engage in any investment transactions which create, or give the appearance of creating, a conflict of interest between the insider and the Bank or between the Bank and any customer. We do not believe it is possible to specifically list all of the possible conflicts of interest. However, we require that the following specific situations be avoided:

•	Buying securities of a customer, supplier, borrower, or competitor since it may be construed as affecting the insider’s judgment that is exercised on the Bank’s behalf;

•	Investing in a company involved in the possible use of non-public information concerning that company;

•	Permitting a customer to arrange investments for the account of the insider or his or her immediate family;

•	Investing in customer-sponsored businesses under circumstances that might create a conflict of interest or the appearance of a conflict; and making investments that parallel or anticipate investment action by the Bank.

Any Bank officer or employee who has a margin account with a broker or dealer in securities or commodities must report that information to the Bank’s CEO or other appropriate official.

Purchases of Bank Assets

Bank insiders, whether acting individually or in a fiduciary capacity, are not permitted to sell or purchase assets to or from the Bank or any estate being administered by the Bank without obtaining prior approval of the Bank’s CEO or other appropriate official.

Bank insiders are prohibited from purchasing repossessed or foreclosed property from the bank.

Bank insiders are not required to obtain prior approval for any assets that the Bank is selling at a public sale or auction.

Lending Practices

The Bank’s lending officers must use prudent lending guidelines as detailed in the Bank’s Loan Policy in making loans to Bank customers. The lending officer must justify any interest rate concessions based on the borrower’s creditworthiness and overall business relationship with the Bank.

Lending officers may not grant direct or indirect accommodations or make credit recommendations for:

•	Members of their families,

•	Any individual or organization to which the officer or employee or his or her immediate family is indebted, or

•	Any organization which the insider or his or her immediate family is associated or hold a material financial interest.

Bank insiders may not grant any loan or gratuity to any federal or state bank examiner or employee working for the Bank’s auditing firm.

Advising Customers

Bank officers and employees must exercise care in discussing transactions with customers since the Bank may not practice law or give legal or tax advice. Consequently, Bank officers and employees must not say anything that may be interpreted as legal or tax advice.

Bank officers and employees must recommend several qualified sources if a customer asks about professional services, including attorneys, accountants, insurance agent, etc. We prohibit Bank officers and employees from specifically recommending anyone or any firm when a customer asks for advice regarding professional services. Rather, we believe the better practice is to provide the customer with a list of qualified sources from which to choose.

Borrowing from Customers

Insiders may not borrow from or extend credit to any customer or supplier of the Bank unless the customer or supplier is a recognized lending institution. Insiders should not cosign, endorse, or otherwise assume liability for the borrowings of any customer or prospective customer.

Serving as an Individual Fiduciary

Bank officers and employees must request prior approval from the Bank’s CEO or other appropriate official before accepting appointment as a fiduciary or a co-fiduciary for a customer’s account. The only exception to this rule is that a Bank officer or employee may serve as a fiduciary for a member of his or her immediate family without obtaining prior approval of the CEO or other appropriate official. A Bank officer or employee may not receive a fee for acting as a co-fiduciary with the Bank unless specific prior approval is received.

Confidentiality

Customer Information

We believe that it is essential to safeguard the confidential nature of customer financial information to maintain our Bank’s reputation and the trust of the general public. Our policy is that customer confidential information acquired by any insider as a result of his or her activities on the Bank’s behalf must be held in the strictest confidence. The insider may only use this information for Bank-related purposes and not for personal gain. An insider may only release information regarding a customer to private persons, organizations, or governmental bodies with the customer’s written consent or appropriate legal process, such as a subpoena or court order. Insiders may not discuss confidential customer information with anyone outside the Bank. In addition, insiders may only discuss confidential customer information with insiders that have a legitimate business need to know. The Bank’s CEO or other appropriate official is responsible for reviewing any request for such information, including subpoenas and court orders.

Information Regarding the Holding Company

Insiders may not release financial or other information regarding the Bank or Corporation to any outside person or organization unless it has been published in reports to stockholders or otherwise made available to the public through authorized news releases, SEC filings or regulatory reports. Insiders must refer all news media inquiries to the holding company’s CEO or other appropriate official.

Material Inside Information

The Corporation, its insiders, and third parties with knowledge of material inside information may be subject to severe penalties under federal and state securities laws for the use or disclosure of material inside information. The courts consider information material when there is a significant likelihood that a reasonable investor would think the information is important in making an investment decision. The courts consider information as inside information when it has not been disseminated to the public at large. Any insider possessing material inside information may not trade in or recommend the purchase or sale of securities involved until the information is actually disseminated to the public at large.

Miscellaneous Guidelines

Dealings with Competitors

Insiders must observe fair and ethical conduct in dealing with our competitors. We believe that it is inappropriate and unethical for our insiders to make disparaging remarks concerning our competitors. Our strategy is to emphasize the quality and competence of our directors, officers and employees in soliciting new customers. In addition, insiders are prohibited from working with competitors to set or control interest rates, prices, or marketing policies.

Exclusive Dealings

We do not require that a customer purchase other services from our Bank or prohibit the customer from dealing with our competitors as a condition to obtaining a loan or other banking services from our Bank.

Dealings with Auditors

Directors, officers and employees are required to fully cooperate with the internal auditing staff or any external auditing firms. We expect our directors, officers and employees to honestly and openly answer all questions asked by the auditors. Directors, officers and employees are prohibited from destroying any documents that may be necessary for any investigation by a federal or state governmental agency, or the auditors. In addition, directors, officers and employees may not destroy any document that is required to be kept under the Bank’s Record Retention Schedule.

Falsification of Books and Records

Our policy is to create records and accounts that accurately reflect the institution’s financial condition. Any officer or employee falsifying any books, records, or documents of the institution shall be dismissed from employment and prosecution recommended accordingly.

Outside Directorships

Officers and employees must obtain prior approval from the holding company’s CEO before accepting any offer to be a director of an outside corporation. These restrictions, however, do not apply to corporations that are closely held by the officer’s or employee’s family or involve a non-profit social, civic, religious, or philanthropic institution.

Business Opportunity Rightfully Belonging to the Holding Company

An insider must not take an opportunity which rightfully belongs to the Corporation or its subsidiaries. The opportunity rightfully belongs to the Corporation or its subsidiaries in any case where the Corporation or its subsidiaries have been seeking a particular business opportunity. Insiders may not divert these rightful business opportunities to themselves or to others.

Prior Approval of Speeches and Statements

The CEO or other appropriate official must approve in advance any public statements, speeches, or interviews made on behalf of the Corporation or its subsidiaries.

Reporting Requirements

Insiders must use good judgment in deciding which corporate official to ask for prior approval or give required reports. The vast majority of cases, the insider should request prior approval and report information to the holding company CEO. In cases involving the CEO, the insider should obtain approval from, or report the information to, the Chairman of the Audit Committee. If both the CEO and Chairman of the Audit Committee are involved, the insider should use good judgment in determining whether prior approval needs to be obtained from, or the information needs to be reported to, the full Board of Directors or one of the other executive officers of the Corporation.

Ethics Policy Requirements Under the Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Act”) places certain requirements upon SEC reporting companies to maintain a code of ethics for company directors and executive officers and to comply with certain ethical requirements under the Act. As an SEC reporting company, The Republic Corporation intends to comply with all of the provisions governing ethical requirements. We hereby establish the following policies accordingly.

This code of ethics and the standards within are adopted to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the company.

•	Compliance with applicable governmental rules and regulations.

Fair and Accurate Reporting

The company shall provide financial statements with each periodic report required by the SEC that fairly present, in all material respects, the financial condition and results of operation of the company as of, and for, the periods presented in the report. The statements shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

Adoption of a Formal Code of Ethics Policy

We adopt this policy as our code of ethics for the Corporation’s directors and senior financial officers. The Corporation will disclose to the SEC, on Form 8-K, that the company has adopted a code of ethics as required by the Act. Any subsequent change in the code of ethics or waiver of the code of ethics for a director or senior financial officer shall be immediately disclosed and published on the bank’s website.

Independence of the Audit Committee

A majority of the company’s audit committee shall be independent directors. Members will be barred from accepting any consulting, advisory or compensatory fee from the issuer or any subsidiary, other than in the member’s capacity as a member of the board or any board committee. The company’s audit committee shall include at least one member who is a financial expert.

Influence on External Auditors Prohibited

No officer or director, or any other person acting under their direction, shall take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant performing an audit of the company’s financial statements, for the purpose of rendering such financial statements materially misleading. Any individual violating this policy shall be terminated from employment with the company or removed from the Board and may also be subject to fines and/or punishment under federal law.

Insider Trading

Directors and executive officers are prohibited from purchasing or selling company stock during pension fund blackout periods, if the director or executive officer acquired the stock in connection with his or her service or employment as a director or executive officer. Any profit realized shall be recoverable by the company regardless of the intention on the part of the director or executive officer.

Insider securities transactions shall be reported under Section 16 of the SEC rules and regulation, within two business days of the transaction. For this purpose, insiders are defined as executive officers, directors, and principal shareholders.

Reimbursement by Financial Officers

The CEO and CFO shall reimburse the company for any bonus other incentive-based or equity-based compensation or profits realized from the sale of company stock during the 12-month period following the first public issuance or filing with the SEC of a financial document for which the company is required to prepare an accounting restatement due to material non-compliance of the company.

Loans to Directors and Executive Officers

Personal loans to directors and executive officers are generally prohibited. Exceptions to the general policy include:

•	Loans governed by Regulation O. This includes loans by the Bank-to-Bank directors and executive officers and loans to bank directors and executive officers of the Bank’s affiliates, including the holding company. Loans made by the holding company to any director or executive officer are not exempt.

•	Home improvement and manufactured home loans, consumer credit, extensions of credit under an open-end credit plan, charge cards, and extensions of credit by a broker/dealer to an employee of that broker/dealer.

Certification

I certify that I have personally reviewed The Republic Corporation’s Code of Ethics and am in full compliance with and understand its requirements.